Exhibit 99.1

BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
Contact: Dennis Gauger	NASDAQ:BSDM

For Immediate Release

BSD Receives FDA Humanitarian Use Designation for the BSD-2000 Hyperthermia System

SALT LAKE CITY, May 18, 2009—BSD Medical Corporation (NASDAQ:BSDM) announced today that the U.S. Food and Drug Administration (FDA) has granted Humanitarian Use Device (HUD)  designation for the company’s BSD-2000 Hyperthermia System for use in conjunction with radiation therapy for the treatment of cervical carcinoma patients who are ineligible for chemotherapy.  This is the first of the two steps required to obtain Humanitarian Device Exemption (HDE) marketing approval, which requires BSD Medical to demonstrate the device’s safety and probable benefit in treating a disease or condition that affects fewer than 4,000 individuals in the United States per year.  Now that FDA has granted the Humanitarian Use Designation for the BSD-2000, which confirms that the intended use population is fewer than 4,000 patients per year, BSD can file an HDE submission with the FDA.  FDA has 75 days from the date of receipt of the HDE submission to grant or deny an HDE application. This period includes a 30 day filing period during which FDA determines whether the HDE application is sufficiently complete to permit substantive review.  During this review, FDA may refine the indications for use which received HUD designation to finalize the indications for use for which HDE approval will be granted.  This decision will be based on the data that are available to support the device’s HDE application.  The company believes that the data previously submitted to FDA and reviewed by the agency in the company’s pending PMA application can be used to support the HDE approval, and that this previous review may expedite marketing approval for the BSD-2000.

Due to the lengthy nature of the PMA review process, the length of time that the submission has been under review by the FDA, and the company’s strong desire to bring the BSD-2000 to market as quickly as possible, the company has been working closely with FDA to seek the most expeditious pathway that can lead to marketing approval for the BSD-2000.  FDA recommended that BSD pursue a Humanitarian Device Exemption (HDE) marketing approval and BSD followed FDA’s recommendation.

The HDE approval of the BSD-2000 Hyperthermia System will authorize the commercial sale of the BSD-2000 in the United States.  In addition, a product can have multiple HDE approvals and the company may decide to pursue additional HDE approvals for the BSD-2000 in the future.

Cervical cancer is the second-most common cancer in women worldwide and a leading cause of death. It is the leading cause of death from cancer among women in developing countries.  Researchers have predicted that developing countries could face a 75% increase in the number of cervical cancer cases in the next two decades due to growth and aging of the population.  BSD is increasing the company’s representation in countries throughout the world, including the developing countries.

BSD Medical’s product line includes systems that have been strategically designed to offer a range of thermal treatment systems. BSD is the leading developer of hyperthermia systems. The company also received FDA marketing clearance for the MicroThermX-100 Microwave Ablation System during 2008.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release regarding the Company’s Premarket submission for the BSD-2000 Hyperthermia System that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Any statements regarding anticipated marketing approvals or actions by the FDA are forward looking statements as all approvals are provided at the sole discretion of the FDA.  These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended August 31, 2008, and future filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.